Exhibit 99.1

Orlando, FL, April 24, 2009 - Insight Management Corporation and Microresearch Corporation of Orcutt, CA, today announced a definitive merger agreement under which the companies will combine under the name Insight Management Corporation and will be listed under the symbol ISIM.OB on Nasdaq¹s over-the-counter exchange and on the Frankfurt¹s Deutsche-Börse.
Pursuant to the agreement, Insight shareholders will receive 0.667 shares for each share of Insight. Each Microresearch share will automatically become a share of the combined company. Microresearch President and CEO, Jennifer Rapacki, will lead the combined company.

Insight will provide technology, products, and services in the U.S. domestic oil and gas industry. Microresearch previously announced on March 6th of this year, that it signed a contract to purchase Rebel Testing, Inc., of Gillette, Wyoming. Rebel, which has been in business for over eighteen years and employs twenty personnel, is a leading Rocky Mountain regional oil and gas service provider. Its 2008 revenues were $3.4 million with net profit of 32% of revenues. The company maintains a fleet of pump hoist trucks to service natural gas well pumps, and services and pressure tests blow out preventers. Customers include among others: Berry Petroleum (NYSE: BRY), Bill Barrett Corporation (NYSE: BBG), Conoco Philips (NYSE: COP), Delta Petroleum (Nasdaq: DPTR), and Noble Energy (NYSE: NBL).